Exhibit 99.1
PepsiCo Reports Fourth-Quarter and Full-Year 2018 Results; Provides 2019 Financial Outlook
Reported (GAAP) Fourth Quarter and Full-Year 2018 Results

	Fourth Quarter	Full-Year
Net revenue change	—%	1.8%
Foreign exchange impact on net revenue	(4)%	(1)%
Earnings per share (EPS)	$4.83	$8.78
EPS change	Not meaningful*	160%
Foreign exchange impact on EPS	(3)%	(1)%
* EPS change not meaningful as fourth quarter 2018 earnings per share of $4.83 compares to fourth quarter 2017 loss per share of $(0.50). Fourth quarter 2017 results include a provisional net tax expense ($1.73 per share) as a result of the U.S. Tax Cuts and Jobs Act (TCJ Act) passed on December 22, 2017 and fourth quarter 2018 results include net tax benefits of $3.71 per share described on pages A-7 and A-8.
Organic/Core (non-GAAP)1 Fourth Quarter and Full-Year 2018 Results

	Fourth Quarter	Full-Year
Organic revenue growth	4.6%	3.7%
Core EPS	$1.49	$5.66
Core constant currency EPS growth	17%	9%
PURCHASE, N.Y. - February 15, 2019 - PepsiCo, Inc. (NASDAQ: PEP) today reported results for the fourth quarter and full year 2018.
“We are pleased with our results for the fourth quarter and the full year 2018.  For the year we met or exceeded each of the financial objectives we set out at the beginning of the year.  Frito-Lay North America and each of our international sectors performed very well, and our North America Beverages sector made progress throughout the year,” said Chairman and CEO Ramon Laguarta.  “While adverse foreign exchange translation negatively impacted reported net revenue performance, our underlying organic revenue growth accelerated in the second half, and we ended the year with 4.6% organic revenue growth in the fourth quarter.  Furthermore, we are excited about the outlook for our business.  We are well positioned in large, growing categories and have developed strong and relevant capabilities over the years.  In 2019, we aim to capitalize on the momentum we have as we enter the year, and to continue to invest in the capabilities that will better position us for success for years to come.
“For 2019, we expect 4% organic revenue growth and approximately 1% decline in core constant currency EPS.  Our 2019 EPS performance is expected to be impacted by incremental investments that are intended to further strengthen the business, lapping a number of 2018 strategic asset-sale and refranchising gains and an increased core effective tax rate in 2019.  Importantly, we expect to return to high-single-digit core constant currency EPS growth in 2020.”
1 Please refer to the Glossary for the definitions of non-GAAP financial measures including “Organic,” “Core,” “Constant Currency,” and “Free Cash Flow (excluding certain items).” Please refer to “2019 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2019 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

Summary Fourth Quarter 2018 Performance

Revenue					Volume
	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures, Structural, and Other Changes*		Food/Snacks	Beverages
FLNA	4	—	—	4	(1)
QFNA	(0.5)	—	—	—	(0.5)
NAB	2	—	—	2		(1)
Latin America	(1)	10	—	10	1	1
ESSA	(3)	9	1	7	1	6
AMENA	(8)	4	9	5	4	(4)
Total	—	4	1	5	1	—
* Includes acquisitions, divestitures and other structural changes, as well as sales and certain other taxes. See A-6 and A-8 for additional information.

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	8	(1)	—	7
QFNA	5	(2)	—	3
NAB	(12)	5	—	(7)
Latin America	9	5	6	21
ESSA	23	16	15	53
AMENA	(46)	6	1	(39)
Corporate Unallocated	35	(35)	—	0.5
Total	(5)	9	3	7

EPS	n/m*	n/m*	3	17
n/m - not meaningful
Note: Rows may not sum due to rounding.
* EPS change not meaningful as fourth quarter 2018 earnings per share of $4.83 compares to fourth quarter 2017 loss per share of $(0.50). Fourth quarter 2017 results include a provisional net tax expense ($1.73 per share) as a result of the TCJ Act passed on December 22, 2017 and fourth quarter 2018 results include net tax benefits of $3.71 per share described on pages A-7 and A-8.
Organic revenue and core constant currency results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core” and “Constant Currency.”

Summary of Fourth Quarter Financial Performance:

•	Reported fourth-quarter and year-ago results were impacted by the following items which are excluded from core results. See A-6 to A-8 for further details.

◦	Merger and integration charges,

◦	charges related to bond cash tender and exchange offers,

◦	2018 net tax benefit and 2017 provisional net tax expense related to the TCJ Act,

◦	other net tax benefits resulting from the reorganization of our international operations,

◦
a non-cash state tax benefit resulting from our resolution with the Internal Revenue Service of all open matters related to the audits of taxable years 2012 and 2013 (the 2012 and 2013 audit resolution),

◦	restructuring charges, and

◦	commodity mark-to-market net impacts.

•
Reported net revenue was even with the prior year. Foreign exchange translation had a 4-percentage-point unfavorable impact on reported net revenue performance and acquisitions and divestitures had an unfavorable impact of 1 percentage point. Organic revenue, which excludes the impacts of foreign exchange translation, acquisitions, divestitures, structural and other changes, grew 4.6 percent.

•	Reported gross margin expanded 75 basis points and core gross margin expanded 90 basis points. Reported operating margin contracted 70 basis points and core operating margin expanded 55 basis points.

•
Reported operating profit decreased 5 percent and core constant currency operating profit increased 7 percent. Commodity mark-to-market net impacts and restructuring charges negatively impacted reported operating profit performance by 5 percentage points and 1 percentage point, respectively. The impact of merger and integration charges related to the acquisition of SodaStream International Ltd. (SodaStream) and the prior year gain from the refranchising of a portion of our bottling operations in Jordan negatively impacted reported operating profit performance by 3 percentage points and 5 percentage points, respectively. A gain from the refranchising of our entire beverage bottling operations and snack distribution operations in Czech Republic, Hungary and Slovakia (CHS) positively impacted reported operating profit performance by 2 percentage points. Unfavorable foreign exchange translation reduced reported operating profit performance by 3 percentage points.

•
The reported effective tax rate in the fourth quarter of 2018 was (254.8) percent and the core effective tax rate was 17.9 percent. The reported and core effective tax rates in the fourth quarter of 2017 were 129.8 and 25.0 percent, respectively. The fourth quarter 2018 reported effective tax rate reflects net tax benefits of $5.3 billion, collectively, associated with net tax benefits resulting from the reorganization of our international operations, a net tax benefit related to the TCJ Act and a non-cash state tax benefit from the 2012 and 2013 audit resolution. The fourth quarter 2017 reported effective tax rate reflects the impact of the provisional net tax expense of $2.5 billion as a result of the TCJ Act.

•	Reported EPS was $4.83, an increase from the $0.50 loss per share in the fourth quarter of 2017. Foreign exchange translation negatively impacted reported EPS growth by 3 percentage points.

•
Core EPS was $1.49. Excluding the impact of foreign exchange translation, core constant currency EPS increased 17 percent (see schedule A-11 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $4.7 billion.

Discussion of Fourth Quarter 2018 Reported Division Results:
Frito-Lay North America (FLNA)
Operating profit grew 8%, reflecting net revenue growth and productivity savings, partially offset by certain operating cost increases.
Quaker Foods North America (QFNA)
Operating profit grew 5%, reflecting productivity savings and lower advertising and marketing expenses, partially offset by certain operating cost increases and a 5-percentage-point impact of higher commodity costs.
North America Beverages (NAB)
Operating profit declined 12%, reflecting certain operating cost increases, including increased transportation costs, a 9-percentage-point impact of higher commodity costs and higher advertising and marketing expenses. These impacts were partially offset by net revenue growth, productivity savings and a 4-percentage-point impact of prior-year hurricane-related costs.
Latin America
Operating profit grew 9%, reflecting effective net pricing and productivity savings, partially offset by certain operating cost increases, a 20-percentage-point impact of primarily foreign exchange-driven higher commodity costs and higher advertising and marketing expenses. Unfavorable foreign exchange reduced operating profit growth by 6 percentage points.
Europe Sub-Saharan Africa (ESSA)
Operating profit grew 23%, reflecting effective net pricing, productivity savings, volume growth, a 15-percentage-point net impact of refranchising our entire beverage bottling operations and snack distribution operations in CHS and a 6-percentage-point impact of the sale of a portion of our water business in Russia. These impacts were partially offset by certain operating cost increases and a 19-percentage-point impact of primarily foreign exchange-driven higher commodity costs. Unfavorable foreign exchange reduced operating profit growth by 15 percentage points.
Asia, Middle East and North Africa (AMENA)
Operating profit declined 46%, reflecting a 45-percentage-point impact of refranchising a portion of our Jordan beverage business in 2017, certain operating cost increases, higher advertising and marketing expenses and a 4-percentage-point impact of higher commodity costs. These impacts were partially offset by productivity savings and effective net pricing.

Summary Full-Year 2018 Performance

	Revenue				Volume
	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures, Structural, and Other Changes*		Snacks	Beverages
FLNA	3.5	—	—	3	1
QFNA	(1.5)	—	—	(2)	(0.5)
NAB	1	—	—	0.5		(1)
Latin America	2	6	—	8	1	(1)
ESSA	4	2	1	7	3	7
AMENA	(2)	1	8	7	5	—
Total	2	1	1	4	2	1
* Includes acquisitions, divestitures and other structural changes, as well as sales and certain other taxes. See A-6 and A-8 for additional information.

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	4.5	—	—	4
QFNA	—	—	—	(1)
NAB	(16)	2	—	(14)
Latin America	13	(2)	2	13
ESSA	4	5	3	11
AMENA	9	3	(1)	11
Corporate Unallocated	19	(16)	—	3
Total	(2)	3	0.5	2

EPS	160	(152)	1	9
Note: Rows may not sum due to rounding.
Organic revenue and core constant currency results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core” and “Constant Currency.”

Summary of Full-Year 2018 Financial Performance:

•	Reported full-year 2018 and 2017 results were impacted by the following items which are excluded from core results. See A-6 to A-8 for further details.

◦	Merger and integration charges,

◦	charges related to bond cash tender and exchange offers,

◦	2018 net tax benefit and 2017 provisional net tax expense related to the TCJ Act,

◦	other net tax benefits resulting from the reorganization of our international operations,

◦	non-cash tax benefits resulting from the conclusion of certain international tax audits and the 2012 and 2013 audit resolution,

◦	restructuring charges, and

◦	commodity mark-to-market net impacts.

•
Reported net revenue increased 2 percent. Foreign exchange translation and acquisitions and divestitures each had an unfavorable impact of 1 percentage point. Organic revenue, which excludes the impacts of foreign exchange translation, acquisitions, divestitures, structural and other changes, grew 4 percent.

•
Reported gross margin contracted 10 basis points and core gross margin expanded 5 basis points. Reported operating margin contracted 55 basis points and core operating margin contracted 10 basis points.

•
Reported operating profit decreased 2 percent and core constant currency operating profit increased 2 percent. Commodity mark-to-market net impacts and merger and integration charges related to our acquisition of SodaStream negatively impacted reported operating profit performance by 2 percentage points and 1 percentage point, respectively. Restructuring charges had a nominal impact. Foreign exchange translation negatively impacted reported operating profit performance by 0.5 percentage points.

•
The reported effective tax rate in 2018 was (36.7) percent and core effective tax rate was 18.8 percent. The reported and core effective tax rates in 2017 were 48.9 and 23.3 percent, respectively. The 2018 reported effective tax rate reflects the impacts of $4.3 billion of net tax benefits resulting from the reorganization of our international operations, $717 million of non-cash tax benefits resulting from both the favorable conclusion of certain international tax audits and the 2012 and 2013 audit resolution and a $28 million net tax benefit related to the TCJ Act.

•	Reported EPS was $8.78, an increase of 160 percent. Foreign exchange translation negatively impacted reported EPS growth by 1 percentage point.

•
Core EPS was $5.66, an increase of 8 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 9 percent (see schedule A-12 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $9.4 billion. Free cash flow (excluding certain items) was $7.6 billion.

Discussion of Full-Year 2018 Reported Division Results:

Frito-Lay North America (FLNA)
Operating profit grew 4.5%, primarily reflecting net revenue growth and productivity savings, partially offset by certain operating cost increases and a 1-percentage-point impact of a bonus extended to certain U.S. employees in connection with the TCJ Act.
Quaker Foods North America (QFNA)
Operating profit decreased slightly, reflecting certain operating cost increases, net revenue performance and a 3-percentage-point impact of higher commodity costs. These impacts were partially offset by productivity savings, lower advertising and marketing expenses and a 1-percentage-point positive contribution from insurance settlement recoveries related to the 2017 earthquake in Mexico.
North America Beverages (NAB)
Operating profit decreased 16%, reflecting certain operating cost increases, including increased transportation costs, a 7-percentage-point impact of higher commodity costs and higher advertising and marketing expenses. These impacts were partially offset by productivity savings and net revenue growth. Higher gains on asset sales positively contributed 1.5 percentage points to operating profit performance. A bonus extended to certain U.S. employees in connection with the TCJ Act negatively impacted operating profit performance by 1.5 percentage points and was partially offset by prior-year costs related to hurricanes which positively contributed 1 percentage point to operating profit performance.
Latin America
Operating profit increased 13%, reflecting net revenue growth, productivity savings and a 4-percentage-point impact of insurance settlement recoveries related to the 2017 earthquake in Mexico. These impacts were partially offset by certain operating cost increases, a 14-percentage-point impact of higher commodity costs and higher advertising and marketing expenses.
Europe Sub-Saharan Africa (ESSA)
Operating profit increased 4%, reflecting net revenue growth, productivity savings and a 4-percentage-point net impact of refranchising our entire beverage bottling operations and snack distribution operations in CHS. These impacts were partially offset by certain operating cost increases and an 8-percentage-point impact of higher commodity costs. Additionally, a prior-year gain on the sale of our minority stake in Britvic and the merger and integration charges related to our acquisition of SodaStream reduced operating profit growth by 7 percentage points and 4 percentage points, respectively.
Asia, Middle East and North Africa (AMENA)
Operating profit grew 9%, primarily reflecting effective net pricing, productivity savings and net volume growth, partially offset by certain operating cost increases, higher advertising and marketing expenses and a 4-percentage-point impact of higher commodity costs. The net impact of refranchising a portion of our beverage business in Thailand in 2018 contributed 13 percentage points to operating profit growth and was offset by a 16-percentage-point negative impact of the prior-year refranchising of a portion of our beverage business in Jordan.

Dividend Increase
The Company today announced a 3 percent increase in its annualized dividend per share to $3.82 from $3.71 per share, effective with the dividend expected to be paid in June 2019. This represents the Company’s 47th consecutive annual dividend per share increase.
Guidance and Outlook
The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and commodity mark-to-market impacts.
For 2019, the Company expects:

•	Full-year organic revenue growth to be 4 percent.

•	A core effective tax rate of approximately 21 percent, which compares to a rate of 18.8 percent in 2018.

•
A decline in core constant currency EPS of approximately 1 percent, which incorporates lapping a number of 2018 strategic asset-sale and refranchising gains, the expected increased core effective tax rate, and expected 2019 incremental investments to strengthen the business.

•	Approximately $9 billion in cash from operating activities and free cash flow of approximately $5 billion, which assumes net capital spending of approximately $4.5 billion.

•	Total cash returns to shareholders of approximately $8 billion, comprised of dividends of approximately $5 billion and share repurchases of approximately $3 billion.
Applying current market consensus rates implies a 2 percentage point foreign exchange translation headwind to both reported net revenue and EPS performance.  This assumption and the guidance above implies 2019 core earnings per share of $5.50, a 3 percent decrease compared to 2018 core earnings per share of $5.66.
The Company expects long-term financial performance of:

•	4 to 6 percent organic revenue growth,

•	core operating margin expansion of 20 to 30 basis points,

•	high-single-digit core constant currency EPS growth, and

•	increasing core net returns on invested capital
The Company expects to generate productivity savings of at least $1 billion annually through 2023 (an extension of the Company’s previous target of $1 billion annual savings through the end of 2019).  Contributing to the productivity goal are expected savings from certain restructuring actions that are intended to enable the Company to leverage new technology and business models to further simplify, harmonize and automate processes; re-engineer our go-to-market and information systems, including deploying the right automation for each market; simplify our organization and optimize our manufacturing and supply chain footprint.  In connection with these restructuring actions, the Company expects to incur pre-tax charges of approximately $2.5 billion through 2023 (of which the cash portion is approximately $1.6 billion).

Conference Call:
At 7:45 a.m. (Eastern time) today, the Company will host a conference call with investors and financial analysts to discuss fourth quarter and full-year 2018 results and the outlook for 2019. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Carrie Ratner
	Investor Relations	Communications
	914-253-3035	914-253-3817
	jamie.caulfield@pepsico.com	carrie.ratner@pepsico.com

PepsiCo, Inc. and Subsidiaries
Consolidated Statement of Income
(in millions except per share amounts; unaudited, except year-ended 12/30/2017 amounts)

	Quarter Ended			Year Ended
	12/29/2018	12/30/2017(a)	% Change	12/29/2018	12/30/2017(a)	% Change
Net Revenue	$19,524	$19,526	—	$64,661	$63,525	2
Cost of sales	8,936	9,079	(2)	29,381	28,796	2
Gross profit	10,588	10,447	1	35,280	34,729	2
Selling, general and administrative expenses	8,157	7,877	3.5	25,170	24,453	3
Operating Profit	2,431	2,570	(5)	10,110	10,276	(2)
Other pension and retiree medical benefits income	67	23	191	298	233	28
Interest expense	(621)	(365)	70	(1,525)	(1,151)	33
Interest income and other	58	103	(44)	306	244	25
Income before income taxes	1,935	2,331	(17)	9,189	9,602	(4)
(Benefit from)/provision for income taxes (b)	(4,932)	3,026	(263)	(3,370)	4,694	(172)
Net income/(loss) (b)	6,867	(695)	n/m	12,559	4,908	156
Less: Net income attributable to noncontrolling interests	13	15	(14)	44	51	(13)
Net Income/(Loss) Attributable to PepsiCo (b)	$6,854	$(710)	n/m	$12,515	$4,857	158

Diluted
Net Income/(Loss) Attributable to PepsiCo per Common Share (b)	$4.83	$(0.50)	n/m	$8.78	$3.38	160
Weighted-average common shares outstanding	1,420	1,421		1,425	1,438
n/m - Not meaningful as fourth quarter 2018 results include net tax benefits and fourth quarter 2017 results include a provisional net tax expense as a result of the TCJ Act. See A-7 through A-8 for additional information.

(a)
Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $2 million and $21 million, respectively, for the quarter ended December 30, 2017 and $11 million and $222 million, respectively, for the year ended December 30, 2017. We recorded a corresponding increase to other pension and retiree medical benefits income below operating profit of $23 million and $233 million for the quarter and year ended December 30, 2017, respectively. The changes described above had no impact on our consolidated net revenue, net interest expense, provision for income taxes, net income/loss attributable to PepsiCo or earnings/loss per share.

(b)
Our fiscal 2018 results include other net tax benefits related to the reorganization of our international operations. Our fiscal 2018 and 2017 results include the impact of the TCJ Act. See A-7 through A-8 for additional information.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions; unaudited, except year-ended 12/30/2017 amounts)

	Quarter Ended			Year Ended
	12/29/2018	12/30/2017(a)	% Change	12/29/2018	12/30/2017(a)	% Change
Net Revenue
Frito-Lay North America	$5,001	$4,829	4	$16,346	$15,798	3.5
Quaker Foods North America	770	774	(0.5)	2,465	2,503	(1.5)
North America Beverages	6,008	5,902	2	21,072	20,936	1
Latin America	2,419	2,435	(1)	7,354	7,208	2
Europe Sub-Saharan Africa	3,578	3,695	(3)	11,523	11,050	4
Asia, Middle East and North Africa	1,748	1,891	(8)	5,901	6,030	(2)
Total Net Revenue	$19,524	$19,526	—	$64,661	$63,525	2

Operating Profit
Frito-Lay North America	$1,517	$1,401	8	$5,008	$4,793	4.5
Quaker Foods North America	194	187	5	637	640	—
North America Beverages	438	496	(12)	2,276	2,700	(16)
Latin America	307	279	9	1,049	924	13
Europe Sub-Saharan Africa	369	301	23	1,364	1,316	4
Asia, Middle East and North Africa	178	328	(46)	1,172	1,073	9
Corporate Unallocated Expenses	(572)	(422)	35	(1,396)	(1,170)	19
Total Operating Profit	$2,431	$2,570	(5)	$10,110	$10,276	(2)

(a)
Operating profit reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $2 million and $21 million, respectively, for the quarter ended December 30, 2017 and $11 million and $222 million, respectively, for the year ended December 30, 2017. We recorded a corresponding increase to other pension and retiree medical benefits income below operating profit of $23 million and $233 million for the quarter and year ended December 30, 2017, respectively. The changes described above had no impact on our consolidated net revenue.

PepsiCo, Inc. and Subsidiaries Consolidated Statement of Cash Flows (in millions)

	Year Ended
	12/29/2018	12/30/2017
	(unaudited)
Operating Activities
Net income	$12,559	$4,908
Depreciation and amortization	2,399	2,369
Share-based compensation expense	256	292
Restructuring and impairment charges	308	295
Cash payments for restructuring charges	(255)	(113)
Pension and retiree medical plan expenses	221	221
Pension and retiree medical plan contributions	(1,708)	(220)
Deferred income taxes and other tax charges and credits	(531)	619
Other net tax benefits related to international reorganizations	(4,347)	—
Net tax (benefit)/expense related to the TCJ Act	(28)	2,451
Change in assets and liabilities:
Accounts and notes receivable	(253)	(202)
Inventories	(174)	(168)
Prepaid expenses and other current assets	9	20
Accounts payable and other current liabilities	882	201
Income taxes payable	333	(338)
Other, net	(256)	(305)
Net Cash Provided by Operating Activities	9,415	10,030

Investing Activities
Capital spending	(3,282)	(2,969)
Sales of property, plant and equipment	134	180
Acquisition of SodaStream, net of cash and cash equivalents acquired	(1,197)	—
Other acquisitions and investments in noncontrolled affiliates	(299)	(61)
Divestitures	505	267
Short-term investments, by original maturity:
More than three months - purchases	(5,637)	(18,385)
More than three months - maturities	12,824	15,744
More than three months - sales	1,498	790
Three months or less, net	16	2
Other investing, net	2	29
Net Cash Provided by/(Used for) Investing Activities	4,564	(4,403)

Financing Activities
Proceeds from issuances of long-term debt	—	7,509
Payments of long-term debt	(4,007)	(4,406)
Cash tender and exchange offers	(1,589)	—
Short-term borrowings, by original maturity:
More than three months - proceeds	3	91
More than three months - payments	(17)	(128)
Three months or less, net	(1,352)	(1,016)
Cash dividends paid	(4,930)	(4,472)
Share repurchases - common	(2,000)	(2,000)
Share repurchases - preferred	(2)	(5)
Proceeds from exercises of stock options	281	462
Withholding tax payments on Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and PepsiCo Equity Performance Units (PEPunits) converted	(103)	(145)
Other financing	(53)	(76)
Net Cash Used for Financing Activities	(13,769)	(4,186)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(98)	47
Net Increase in Cash and Cash Equivalents and Restricted Cash	112	1,488
Cash and Cash Equivalents and Restricted Cash, Beginning of Year	10,657	9,169
Cash and Cash Equivalents and Restricted Cash, End of Year	$10,769	$10,657

PepsiCo, Inc. and Subsidiaries Consolidated Balance Sheet (in millions except per share amounts)

	12/29/2018	12/30/2017
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$8,721	$10,610
Short-term investments	272	8,900
Restricted cash	1,997	—
Accounts and notes receivable, net	7,142	7,024
Inventories:
Raw materials and packaging	1,312	1,344
Work-in-process	178	167
Finished goods	1,638	1,436
	3,128	2,947
Prepaid expenses and other current assets	633	1,546
Total Current Assets	21,893	31,027
Property, Plant and Equipment, net	17,589	17,240
Amortizable Intangible Assets, net	1,644	1,268
Goodwill	14,808	14,744
Other indefinite-lived intangible assets	14,181	12,570
Indefinite-Lived Intangible Assets	28,989	27,314
Investments in Noncontrolled Affiliates	2,409	2,042
Deferred Income Taxes	4,364	—
Other Assets	760	913
Total Assets	$77,648	$79,804

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt obligations	$4,026	$5,485
Accounts payable and other current liabilities	18,112	15,017
Total Current Liabilities	22,138	20,502
Long-Term Debt Obligations	28,295	33,796
Deferred Income Taxes	3,499	3,242
Other Liabilities	9,114	11,283
Total Liabilities	63,046	68,823

Commitments and contingencies

Preferred Stock, no par value	—	41
Repurchased Preferred Stock	—	(197)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares; issued, net of repurchased common stock at par value: 1,409 and 1,420 shares, respectively)	23	24
Capital in excess of par value	3,953	3,996
Retained earnings	59,947	52,839
Accumulated other comprehensive loss	(15,119)	(13,057)
Repurchased common stock, in excess of par value (458 and 446 shares, respectively)	(34,286)	(32,757)
Total PepsiCo Common Shareholders’ Equity	14,518	11,045
Noncontrolling interests	84	92
Total Equity	14,602	10,981
Total Liabilities and Equity	$77,648	$79,804

PepsiCo, Inc. and Subsidiaries
Supplemental Share-Based Compensation Data
(in millions except dollar amounts, unaudited)

	Quarter Ended		Year Ended
	12/29/2018	12/30/2017	12/29/2018	12/30/2017
Beginning Net Shares Outstanding	1,412	1,423	1,420	1,428
Options Exercised, RSUs, PSUs and PEPunits Converted	1	2	6	10
Shares Repurchased	(4)	(5)	(18)	(18)
Share Issued in Connection with Preferred Stock Conversion to Common Stock	—	—	1	—
Ending Net Shares Outstanding	1,409	1,420	1,409	1,420

Weighted Average Basic	1,410	1,421	1,415	1,425
Dilutive Securities:
Options	4	—	5	7
RSUs, PSUs, PEPunits and Other	6	—	5	5
ESOP Convertible Preferred Stock	—	—	—	1
Weighted Average Diluted	1,420	1,421	1,425	1,438

Average Share Price for the Period	$112.93	$114.03	$110.72	$112.93
Growth versus Prior Year	(1)%	8%	(2)%	9%

Options Outstanding	16	19	17	21
Options in the Money	16	19	16	20
Dilutive Shares from Options	4	—	5	7
Dilutive Shares from Options as a % of Options in the Money	29%	—%	30%	35%

Average Exercise Price of Options in the Money	$79.77	$74.05	$77.07	$72.84

RSUs, PSUs, PEPunits and Other Outstanding	7	8	7	8
Dilutive Shares from RSUs, PSUs, PEPunits and Other	6	—	5	5

Weighted-Average Grant-Date Fair Value of RSUs and PSUs Outstanding	$105.13	$102.30	$105.17	$102.05
Weighted-Average Grant-Date Fair Value of PEPunits Outstanding	$—	$68.94	$—	$68.94

Non-GAAP Measures
In discussing financial results and guidance, the Company refers to the following measures which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP): division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, organic results and return on invested capital (ROIC). We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.

We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); charges related to restructuring programs; charges or adjustments related to the enactment of new laws, rules or regulations, such as significant tax law changes; amounts related to the resolution of tax positions; tax benefits related to reorganizations of our operations; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; debt redemptions, cash tender or exchange offers; pension and retiree medical related items; asset impairments (non-cash); and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
We use the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All mergers and acquisitions activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact
Change in market value for commodity derivatives that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the quarter and year ended December 29, 2018, we recognized $106 million and $163 million of mark-to-market net losses, respectively, on commodity derivatives in corporate unallocated expenses. In the quarter and year ended December 30, 2017, we recognized $28 million and $15 million of mark-to-market net gains, respectively, on commodity derivatives in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include energy, agricultural products and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.

Restructuring and impairment charges
2019 Multi-Year Productivity Plan
In the quarter and year ended December 29, 2018, we incurred restructuring charges of $138 million (recorded $3 million in cost of sales, $100 million in selling, general and administrative expenses and $35 million in other pension and retiree medical benefits expense) in conjunction with the multi-year plan we publicly announced on February 15, 2019 (2019 Productivity Plan).
The 2019 Productivity Plan will leverage new technology and business models to further simplify, harmonize and automate processes; re-engineer our go-to-market and information systems, including deploying the right automation for each market; simplify our organization and optimize our manufacturing and supply chain footprint.
2014 Multi-Year Productivity Plan
In the quarter and year ended December 29, 2018, we incurred restructuring charges of $91 million (recorded $94 million in selling, general and administrative expenses and $3 million in other pension and retiree medical benefits income) and $170 million (recorded $169 million in selling, general and administrative expenses and $1 million in other pension and retiree medical benefits expense), respectively, in conjunction with the multi-year productivity plan we publicly announced in 2014 (2014 Productivity Plan). In the quarter and year ended December 30, 2017, we incurred restructuring charges of $226 million (recorded $164 in selling, general and administrative expenses and $62 million in other pension and retiree medical benefits expense) and $295 million (recorded $229 in selling, general and administrative expenses and $66 million in other pension and retiree medical benefits expense), respectively, in conjunction with our 2014 Productivity Plan.
The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our beverage, food and snack businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. To build on the 2014 Productivity Plan, in the fourth quarter of 2017, we expanded and extended the program through the end of 2019 to take advantage of additional opportunities within the initiatives described above to further strengthen our beverage, food and snack businesses.
Merger and integration charges
In the quarter and year ended December 29, 2018, we incurred merger and integration charges of $75 million related to our acquisition of SodaStream, including $57 million recorded in the ESSA segment and $18 million recorded in corporate unallocated expenses. These charges include closing costs, advisory fees and employee-related costs.
Net tax (benefit)/expense related to the TCJ Act
During the fourth quarter of 2017, the TCJ Act was enacted in the United States. Among its many provisions, the TCJ Act imposed a mandatory one-time transition tax on undistributed international earnings and reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018.
In the quarter and year ended December 30, 2017, we recorded a provisional net tax expense of $2.5 billion associated with the enactment of the TCJ Act. Included in the provisional net tax expense of $2.5 billion was a provisional mandatory one-time transition tax of approximately $4 billion on undistributed international earnings, included in other liabilities. This mandatory one-time transition tax was partially offset by a provisional $1.5 billion benefit resulting from the required remeasurement of our deferred tax assets and liabilities to the new, lower U.S. corporate income tax rate.
In the quarter and year ended December 29, 2018, we recorded a net tax benefit of $882 million and $28 million, respectively, in connection with the TCJ Act.
While our accounting for the recorded impact of the TCJ Act is deemed to be complete, these amounts are based on prevailing regulations and currently available information, and any additional guidance issued by the Internal Revenue Service (IRS) could impact the aforementioned amounts in future periods. The IRS issued additional guidance in the first quarter of 2019 and we are currently evaluating the impact of this guidance.

Other net tax benefits
In the quarter and year ended December 29, 2018, we recorded other net tax benefits of $4.3 billion related to the reorganization of our international operations. Additionally, in the quarter and year ended December 29, 2018, we recorded non-cash tax benefits of $39 million and $717 million, respectively, associated with both the conclusion of certain international tax audits and our agreement with the IRS resolving all open matters related to the audits of taxable years 2012 and 2013.
Charges related to cash tender and exchange offers
In the quarter and year ended December 29, 2018, we recorded a pre-tax charge of $253 million to interest expense in connection with our cash tender and exchange offers, primarily representing the tender price paid over the carrying value of the tendered notes.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding payments related to restructuring charges, discretionary pension and retiree medical contributions and the related net cash tax benefits associated with both these items, tax payments related to the TCJ Act, as well as certain other items. As free cash flow, excluding certain items, is an important measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See below for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with U.S. GAAP (operating cash flow). In future years, we expect this measure to exclude additional payments related to the mandatory transition tax liability of $3.8 billion as of December 29, 2018, which we currently expect to be paid over the period 2019 to 2026 under the provisions of the TCJ Act.

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation. Additionally, our fiscal 2018 reported results reflect the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance to exclude from net revenue and cost of sales all sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions not already excluded. Our 2018 fiscal year organic revenue growth excludes the impact of approximately $75 million of these taxes previously recognized in net revenue.

ROIC and Core Net ROIC: ROIC is net income attributable to PepsiCo plus interest expense after-tax divided by the sum of quarterly average debt obligations and quarterly average common shareholders’ equity. This metric serves as a measure of how well we use our capital to generate returns. Core net ROIC is ROIC adjusted for quarterly average cash, cash equivalents and short-term investments, after-tax interest income, and items that are not indicative of our ongoing performance. We believe the calculation of ROIC and core net ROIC provide useful information to investors and is an additional relevant comparison of our performance to consider when evaluating our capital allocation efficiency.

2019 guidance and long-term financial performance targets
Our 2019 organic revenue growth guidance and our long-term organic revenue growth target exclude the impact of acquisitions, divestitures and other structural changes and foreign exchange translation. Our 2019 core tax rate guidance, our 2019 core constant currency EPS performance guidance, our long-term core constant currency EPS growth target and our long-term core operating margin expansion target exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2019 core constant currency EPS performance guidance and long-term core constant currency EPS growth target also exclude the impact of foreign exchange translation. We are unable to reconcile our full year projected 2019 or our long-term organic revenue growth to our full year projected 2019 and long-term reported net revenue growth because we are unable to predict the 2019 and long-term impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates and because we are unable to predict the occurrence or impact of any acquisitions, divestitures or other structural changes. We are also not able to reconcile our full year projected 2019 core tax rate to our full year projected 2019 reported tax rate, our full year projected 2019 or long-term core constant currency EPS performance to our full year projected 2019 and long-term reported EPS performance or our long-term core operating margin performance to our long-term reported operating margin performance because we are unable to predict the 2019 and long-term impact of foreign exchange or the mark-to-market net impact on commodity derivatives due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
Quarter and Year Ended December 29, 2018
(unaudited)

						GAAP Measure	Non-GAAP Measure
	Percent Impact					Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Foreign exchange translation	Acquisitions and divestitures and other structural changes	Sales and certain other taxes(b)	Quarter Ended 12/29/2018	Quarter Ended 12/29/2018
Frito-Lay North America	—	4	—	—	—	4	4
Quaker Foods North America	(0.5)	—	—	—	—	(0.5)	—
North America Beverages	(1)	3	—	—	—	2	2
Latin America	1	9	(10)	—	—	(1)	10
Europe Sub-Saharan Africa	2	5	(9)	(1)	—	(3)	7
Asia, Middle East and North Africa	1	4	(4)	(9)	—	(8)	5
Total PepsiCo	—	4	(4)	(1)	—	—	5

						GAAP Measure	Non-GAAP Measure
	Percent Impact					Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Foreign exchange translation	Acquisitions and divestitures and other structural changes	Sales and certain other taxes(b)	Year Ended 12/29/2018	Year Ended 12/29/2018
Frito-Lay North America	1	2	—	—	—	3.5	3
Quaker Foods North America	(0.5)	(1)	—	—	—	(1.5)	(2)
North America Beverages	(1)	2	—	—	—	1	0.5
Latin America	1	7	(6)	—	—	2	8
Europe Sub-Saharan Africa	4	3	(2)	—	(0.5)	4	7
Asia, Middle East and North Africa	3	3	(1)	(8)	—	(2)	7
Total PepsiCo	1	3	(1)	(1)	—	2	4

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes and sales and certain other taxes from reported growth.

(b)
Represents the impact of the exclusion from net revenue of prior year sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions that were not already excluded based on the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance.

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
Quarter and Year Ended December 29, 2018 (unaudited)

	GAAP Measure							Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability						Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	Quarter Ended 12/29/2018	Commodity mark-to- market net impact	Restructuring and impairment charges(b)	Merger and integration charges	Net tax benefit related to the TCJ Act	Other net tax benefits	Charges related to cash tender and exchange offers	Quarter Ended 12/29/2018	Foreign exchange translation	Quarter Ended 12/29/2018
Frito-Lay North America	8	—	(1)	—	—	—	—	7	—	7
Quaker Foods North America	5	—	(2)	—	—	—	—	3	—	3
North America Beverages	(12)	—	5	—	—	—	—	(7)	—	(7)
Latin America	9	—	5	—	—	—	—	14	6	21
Europe Sub-Saharan Africa	23	—	1	15	—	—	—	38	15	53
Asia, Middle East and North Africa	(46)	—	6	—	—	—	—	(40)	1	(39)
Corporate Unallocated Expenses	35	(32)	1	(4)	—	—	—	0.5	—	0.5
Total Operating Profit	(5)	5	1	3	—	—	—	4	3	7
Net Income Attributable to PepsiCo	n/m							13	3	16
Net Income Attributable to PepsiCo per common share - diluted	n/m							14	3	17

	GAAP Measure							Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability						Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	Year Ended 12/29/2018	Commodity mark-to- market net impact	Restructuring and impairment charges(b)	Merger and integration charges	Net tax benefit related to the TCJ Act	Other net tax benefits	Charges related to cash tender and exchange offers	Year Ended 12/29/2018	Foreign exchange translation	Year Ended 12/29/2018
Frito-Lay North America	4.5	—	—	—	—	—	—	4	—	4
Quaker Foods North America	—	—	—	—	—	—	—	(1)	—	(1)
North America Beverages	(16)	—	2	—	—	—	—	(14)	—	(14)
Latin America	13	—	(2)	—	—	—	—	11	2	13
Europe Sub-Saharan Africa	4	—	1	4	—	—	—	8	3	11
Asia, Middle East and North Africa	9	—	3	—	—	—	—	12	(1)	11
Corporate Unallocated Expenses	19	(15)	1	(1.5)	—	—	—	3	—	3
Total Operating Profit	(2)	2	—	1	—	—	—	1	0.5	2
Net Income Attributable to PepsiCo	158							7	1	8
Net Income Attributable to PepsiCo per common share - diluted	160							8	1	9
n/m - Change not meaningful as fourth quarter 2018 results include net tax benefits and fourth quarter 2017 results include a provisional net tax expense related to the TCJ Act. See A-7 and A-8 for a discussion of these items.

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2019 and 2014 Multi-Year Productivity Plans. See A-7 for a discussion of these plans.
Note – Certain amounts above may not sum due to rounding.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased slightly in the quarter and was negatively impacted by items affecting comparability (3 percentage points), as well as by foreign exchange translation (2.5 percentage points). Core constant currency division operating profit (a non-GAAP measure) increased by 6 percent in the quarter. Division operating profit increased by 0.5 percent for the full year and was negatively impacted by items affecting comparability (1 percentage point), as well as by foreign exchange translation (0.5 percentage points). Core constant currency division operating profit increased by 2 percent for the full year.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Quarters Ended December 29, 2018 and December 30, 2017
(in millions except per share amounts, unaudited)

	Quarter Ended 12/29/2018
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Interest expense	(Benefit from)/provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$8,936	$10,588	$8,157	$2,431	$67	$621	$(4,932)	$6,854	$4.83	(254.8)%
Items Affecting Comparability
Commodity mark-to-market net impact	(32)	32	(74)	106	—	—	24	82	0.06	0.3
Restructuring and impairment charges (c)	(3)	3	(194)	197	32	—	44	185	0.13	0.1
Merger and integration charges	—	—	(75)	75	—	—	—	75	0.05	(0.7)
Net tax benefit related to the TCJ Act	—	—	—	—	—	—	882	(882)	(0.62)	45.5
Other net tax benefits	—	—	—	—	—	—	4,386	(4,386)	(3.09)	226.6
Charges related to cash tender and exchange offers	—	—	—	—	—	(253)	62	191	0.13	0.9
Core, Non-GAAP Measure (d)	$8,901	$10,623	$7,814	$2,809	$99	$368	$466	$2,119	$1.49	17.9%

	Quarter Ended 12/30/2017(e)
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net (loss)/income attributable to PepsiCo	Net (loss)/income attributable to PepsiCo per common share - diluted		Effective tax rate(b)
Reported, GAAP Measure	$9,079	$10,447	$7,877	$2,570	$23	$3,026	$(710)	$(0.50)		129.8%
Items Affecting Comparability
Commodity mark-to-market net impact	1	(1)	27	(28)	—	(9)	(19)	(0.01)		(0.1)
Restructuring and impairment charges (c)	—	—	(164)	164	62	67	159	0.11		0.4
Provisional net tax expense related to the TCJ Act	—	—	—	—	—	(2,451)	2,451	1.73		(105.2)
Core, Non-GAAP Measure (d)	$9,080	$10,446	$7,740	$2,706	$85	$633	$1,881	$1.31	(f)	25.0%

(a)
Benefit from/provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2019 and 2014 Multi-Year Productivity Plans. See A-7 for a discussion of these plans.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(e)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

(f)	Does not sum due to impact of diluted shares and rounding.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Years Ended December 29, 2018 and December 30, 2017
(in millions except per share amounts, unaudited)

	Year Ended 12/29/2018
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Interest expense	(Benefit from)/provision for income taxes(a)	Net income attributable to noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$29,381	$35,280	$25,170	$10,110	$298	$1,525	$(3,370)	$44	$12,515	$8.78	(36.7)%
Items Affecting Comparability
Commodity mark-to-market net impact	(83)	83	(80)	163	—	—	38	—	125	0.09	0.1
Restructuring and impairment charges (c)	(3)	3	(269)	272	36	—	56	1	251	0.18	—
Merger and integration charges	—	—	(75)	75	—	—	—	—	75	0.05	(0.2)
Net tax benefit related to the TCJ Act	—	—	—	—	—	—	28	—	(28)	(0.02)	0.3
Other net tax benefits	—	—	—	—	—	—	5,064	—	(5,064)	(3.55)	55.1
Charges related to cash tender and exchange offers	—	—	—	—	—	(253)	62	—	191	0.13	0.2
Core, Non-GAAP Measure (d)	$29,295	$35,366	$24,746	$10,620	$334	$1,272	$1,878	$45	$8,065	$5.66	18.8%

	Year Ended 12/30/2017(e)
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$28,796	$34,729	$24,453	$10,276	$233	$4,694	$4,857	$3.38	48.9%
Items Affecting Comparability
Commodity mark-to-market net impact	8	(8)	7	(15)	—	(7)	(8)	(0.01)	—
Restructuring and impairment charges (c)	—	—	(229)	229	66	71	224	0.16	—
Provisional net tax expense related to the TCJ Act	—	—	—	—	—	(2,451)	2,451	1.70	(25.5)
Core, Non-GAAP Measure (d)	$28,804	$34,721	$24,231	$10,490	$299	$2,307	$7,524	$5.23	23.3%

(a)
Benefit from/provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2019 and 2014 Multi-Year Productivity Plans. See A-7 for a discussion of these plans.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(e)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Quarters Ended December 29, 2018 and December 30, 2017
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability			Non-GAAP Measure
	Reported				Core(a)
Operating Profit	Quarter Ended 12/29/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Merger and integration charges	Quarter Ended 12/29/2018
Frito-Lay North America	$1,517	$—	$32	$—	$1,549
Quaker Foods North America	194	—	7	—	201
North America Beverages	438	—	65	—	503
Latin America	307	—	24	—	331
Europe Sub-Saharan Africa	369	—	38	57	464
Asia, Middle East and North Africa	178	—	22	—	200
Division Operating Profit	3,003	—	188	57	3,248
Corporate Unallocated Expenses	(572)	106	9	18	(439)
Total Operating Profit	$2,431	$106	$197	$75	$2,809

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	Quarter Ended 12/30/2017(c)	Commodity mark-to-market net impact	Restructuring and impairment charges(b), (c)	Quarter Ended 12/30/2017(c)
Frito-Lay North America	$1,401	$—	$49	$1,450
Quaker Foods North America	187	—	9	196
North America Beverages	496	—	45	541
Latin America	279	—	9	288
Europe Sub-Saharan Africa	301	—	34	335
Asia, Middle East and North Africa	328	—	4	332
Division Operating Profit	2,992	—	150	3,142
Corporate Unallocated Expenses	(422)	(28)	14	(436)
Total Operating Profit	$2,570	$(28)	$164	$2,706

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2019 and 2014 Multi-Year Productivity Plans. See A-7 for a discussion of these plans.

(c)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Years Ended December 29, 2018 and December 30, 2017
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability			Non-GAAP Measure
	Reported				Core(a)
Operating Profit	Year Ended 12/29/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Merger and integration charges	Year Ended 12/29/2018
Frito-Lay North America	$5,008	$—	$36	$—	$5,044
Quaker Foods North America	637	—	7	—	644
North America Beverages	2,276	—	88	—	2,364
Latin America	1,049	—	40	—	1,089
Europe Sub-Saharan Africa	1,364	—	63	57	1,484
Asia, Middle East and North Africa	1,172	—	28	—	1,200
Division Operating Profit	11,506	—	262	57	11,825
Corporate Unallocated Expenses	(1,396)	163	10	18	(1,205)
Total Operating Profit	$10,110	$163	$272	$75	$10,620

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	Year Ended 12/30/2017(c)	Commodity mark-to-market net impact	Restructuring and impairment charges(b), (c)	Year Ended 12/30/2017(c)
Frito-Lay North America	$4,793	$—	$54	$4,847
Quaker Foods North America	640	—	9	649
North America Beverages	2,700	—	43	2,743
Latin America	924	—	56	980
Europe Sub-Saharan Africa	1,316	—	53	1,369
Asia, Middle East and North Africa	1,073	—	(3)	1,070
Division Operating Profit	11,446	—	212	11,658
Corporate Unallocated Expenses	(1,170)	(15)	17	(1,168)
Total Operating Profit	$10,276	$(15)	$229	$10,490

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2019 and 2014 Multi-Year Productivity Plans. See A-7 for a discussion of these plans.

(c)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Division Operating Profit Growth Reconciliation

	Quarter Ended	Year Ended
	12/29/2018	12/29/2018
Reported Operating Profit Performance	(5)%	(2)%
Impact of Corporate Unallocated	6	2
Division Operating Profit Growth	—	0.5
Restructuring and Impairment Charges	1	—
Merger and Integration Charges	2	0.5
Core Division Operating Profit Growth	3	1
Foreign Exchange Translation	2.5	0.5
Core Constant Currency Division Operating Profit Growth	6%	2%
Gross Margin Growth/(Performance) Reconciliation

	Quarter Ended		Year Ended
	12/29/2018		12/29/2018
Reported Gross Margin Growth/(Performance)	73	bps	(11)	bps
Commodity Mark-to-Market Net Impact	17		14
Restructuring and Impairment Charges	2		1
Core Gross Margin Growth	91	bps	4	bps
Operating Margin Performance Reconciliation

	Quarter Ended		Year Ended
	12/29/2018		12/29/2018
Reported Operating Margin Performance	(71)	bps	(54)	bps
Commodity Mark-to-Market Net Impact	69		28
Restructuring and Impairment Charges	17		6
Merger and Integration Charges	38		12
Core Operating Margin Growth/(Performance)	53	bps	(9)	bps
Net Cash Provided by Operating Activities Reconciliation (in millions)

Year Ended
12/29/2018
Net Cash Provided by Operating Activities	$9,415
Capital Spending	(3,282)
Sales of Property, Plant and Equipment	134
Free Cash Flow	6,267
Discretionary Pension and Retiree Medical Contributions	1,454
Net Cash Tax Benefit Related to Discretionary Pension and Retiree Medical Contributions	(473)
Payments Related to Restructuring Charges	266
Net Cash Tax Benefit Related to Restructuring Charges	(45)
Tax Payments Related to the TCJ Act	115
Certain Other Items	47
Free Cash Flow Excluding Certain Items	$7,631

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2019 Guidance
Net Cash Provided by Operating Activities	$	~	9
Net Capital Spending		~	(4.5)
Free Cash Flow		~	5
Discretionary Pension Contributions		~	—
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	1
Net Cash Tax Benefit Related to Restructuring Charges		~	—
Transition Tax Payments Related to the TCJ Act		~	—
Certain Other Items		~	—
Free Cash Flow Excluding Certain Items	$	~	6

Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2019 guidance and long-term targets, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in laws related to the use or disposal of plastics or other packaging of PepsiCo’s products; changes in, or failure to comply with, applicable laws and regulations; imposition or proposed imposition of new or increased taxes aimed at PepsiCo’s products; imposition of labeling or warning requirements on PepsiCo’s products; PepsiCo’s ability to compete effectively; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or operating model; political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; PepsiCo’s ability to grow its business in developing and emerging markets; uncertain or unfavorable economic conditions in the countries in which PepsiCo operates; the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; increased costs, disruption of supply or shortages of raw materials and other supplies; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete, integrate or manage acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; increase in income tax rates, changes in income tax laws or disagreements with tax authorities; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of, or a significant reduction in sales to, any key customer; disruption to the retail landscape, including rapid growth in hard discounters and the e-commerce channel; any downgrade or potential downgrade of PepsiCo’s credit ratings; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations; and other factors that may adversely affect the price of PepsiCo’s publicly traded securities and financial performance.
For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward looking statement, whether as a result of new information, future events or otherwise.